Exhibit 16.1

December 22, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01(a) of Form 8-K, dated December 18, 2009 of Saker Aviation Services, Inc. (Commission file Number – 000-52593) and are in agreement with the statements concerning our firm contained therein.

We have no basis to agree or disagree with the other statements of Saker Aviation Services, Inc. contained therein.

Very Truly Yours,
/s/ Marcum LLP
Marcum LLP